Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemomab Therapeutics Ltd.:

We consent to the use of our reports dated February 20, 2023 and March 30, 2022, with respect to the consolidated financial statements of Chemomab Therapeutics Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel
October 30, 2023